UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007

Washington Federal, Inc.

(Exact name of registrant as specified in its charter)

Washington	0-25454	91-1661606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Pike Street, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (206) 624-7930

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 2, 2007, Washington Federal, Inc. (“Washington Federal”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Mutual Bancshares, Inc. (“First Mutual”) pursuant to which First Mutual shall merge with and into Washington Federal, with Washington Federal continuing as the surviving corporation (the “Merger”). In connection with the Merger, First Mutual Bank, a Washington-chartered savings bank and wholly owned subsidiary of First Mutual, shall merge with and into Washington Federal Savings, a federally chartered savings association and wholly owned subsidiary of Washington Federal, with Washington Federal Savings continuing as the surviving bank.

Under the terms of the Merger Agreement, shareholders of First Mutual will receive aggregate consideration of approximately $189.8 million, or approximately $27.05 per share, for the shares of First Mutual common stock outstanding immediately prior to the effective time of the Merger, which amount includes the cash-out of existing First Mutual stock options. First Mutual shareholders may elect to be paid in either Washington Federal common stock, cash or a combination of cash and Washington Federal common stock, subject to certain procedures designed to ensure that 50% of the total consideration will be in the form of Washington Federal common stock. The exchange price of Washington Federal common stock will be established as the average closing price of such stock during a ten-day period which ends five days prior to the closing. If the average closing price during such ten-day period is less than $22.75, Washington Federal can decide in its sole discretion to pay all of the merger consideration in cash.

The Merger is expected to close in the fourth calendar quarter of 2007, pending the receipt of all requisite regulatory approvals and the approval of First Mutual’s shareholders.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(d)	Exhibits:

2.1	Agreement and Plan of Merger, dated as of July 2, 2007, between Washington Federal, Inc. and First Mutual Bancshares, Inc.

99.1	Press release dated July 2, 2007.

99.2	Fact sheet dated July 2, 2007.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 2, 2007	WASHINGTON FEDERAL, INC.

	By:	/s/ BRENT J. BEARDALL
Brent J. Beardall
Senior Vice President and Chief Financial Officer

3